SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) June 28, 2000


                                  EPIGEN, INC.
                                  ------------
               (Exact name of Registrant as Specified in Charter)


            Delaware                1-11055                04-3120712
            ---------------------------------------------------------
            (State or other    Commission File No.      (IRS Employer
            jurisdiction                                Identification
            of incorporation)                           Number)


              69 North Tower Hill Road, Box L, Millbrook, NY 12545
              ----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (914) 677-5317
                                                           --------------

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Item 5.  Other

         Pursuant to an Amendment No. 1 to Security and Intercreditor Agreement dated as of June 7, 2000 (the "Amendment") between Registrant, Biofund, Inc., Donald C. Fresne, the Company's Chairman of the Board, President and Chief Executive Officer and the shareholders of Biofund, Inc. ("Biofund"), Registrant and such persons modified their arrangements regarding Biofund's provision of a guarantee of certain loans to Registrant as set forth in that certain Security and Intercreditor Agreement dated as of November 1, 1999 as security for a loan from the Bank of Millbrook, New York.

         Pursuant to such Amendment, the shareholders of Biofund agreed, on an individual basis, to invest additional funds in Registrant for the purpose of allowing Registrant to repay such loan and to acquire additional securities of Registrant. A copy of the Amendment is attached hereto as Exhibit 1.

         Included among the shareholders of Biofund are Mr. Fresne, W. James Tozer, members of his family and business associates, and certain other current shareholders of Registrant.

         Pursuant to the Amendment, an aggregate of $920,000 was invested by the shareholders of Biofund in Registrant to repay such loan. Such shareholders were assigned Biofund's warrant to purchase Common Stock of Registrant, exercisable upon repayment of such loan. Such warrant was exercised immediately upon repayment of such loan which occurred on of about June 28, 2000.

         As a result of such additional investment and exercise of such warrant assignment, an aggregate of 5,776,680 shares of Registrant's Common Stock was issued, including 313,950 shares to Mr. Fresne and 1,305,800 shares to Mr. Tozer. The other persons acquiring shares of Registrant's Common Stock are set forth on Exhibits B and C to the Amendment, except that Mr. Tozer acquired the 50,000 shares of Common Stock set forth opposite the name of Farran Tozer Brown set forth on Exhibit C to the Amendment.

         In addition to the foregoing issuances of Registrant's Common Stock, Registrant agreed to issue an aggregate of 225,000 shares of its Series B Preferred Stock, at a price of $1.00 per share, 75,000 shares each being purchased by Mr. Tozer, David C. Clapp and Lionel Goldfrank III. A copy of the Amended Certificate of Designation, Preferences and Rights of Series B Preferred Stock, as signed with the Secretary of State of Delaware on June 9, 2000, is attached as Exhibit D to the Amendment.

         Mr. Fresne agreed to contribute an aggregate of $1,387,165.20 in debt owed to him by Registrant to the capital of Registrant in exchange for 1,387,165 shares of Regitrant's Series A Preferred Stock. A copy of the Amended Certificate of Designation, Preferences and Rights of Series A Preferred Stock, as signed with the Secretary of State of Delaware on June 9, 2000, is attached as Exhibit 2 hereto.

         Registrant owes Mr. Fresne an additional $356,213.63. Registrant issued to Mr. Fresne its promissory note for such amount, with interest thereon at the rate of nine percent (9%) per

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annum, payable over three years (the "Company Note"). Of the principal amount of such note, $156,213.63 shall be repaid in three equal annual installments principal, plus accrued interest thereon, and $200,000 shall be payable on demand by Mr. Fresne and shall continue to be subject to the security agreement granted to Fresne pursuant to the Agreement dated as of May 1, 1995 between Fresne and Epigen (the "1995 Agreement"), a copy of which is incorporated by reference from Registrant's Form 10-KSB for the period ended December 1, 1995. A copy of the form of such note as signed is attached as Exhibit E to the Amendment.

         In addition, Mr. Fresne is indebted to Epigen in the amount of $156,213.63. Mr. Fresne issued to the Company his promissory note for such amount payable out of the proceeds received by him from Registrant pursuant to the Company Note. A copy of the form of such note as signed is attached as Exhibit F to the Amendment.

         Mr. Fresne also agreed that from and after April 30, 2000, any salary owed to him by Registrant which is unpaid because Registrant lacks the funds to make such payment shall accrue without interest accruing thereon, any provision to the contrary in the 1995 Agreement to the contrary notwithstanding.

         Mr. Fresne further agrees that, notwithstanding any provision to the contrary in the 1995 Agreement to the contrary, he may convert all or any portion of $200,000 of principal amount of the Company Note only into shares of Epigen's Common Stock at the rate of $.50 per share.

         Each of Mr. Fresne and Mr. Tozer also agreed permanently to waive their respective antidilution rights, in the case of Fresne pursuant to that certain Amended and Restated Employment Agreement with Epigen dated as of November 1, 1999, and, in the case of Tozer, pursuant to that certain letter agreement dated as of May 4, 1998, solely with respect to the issuances of the Series B Preferred Stock.

         To the best of Registrant's knowledge, none of the shareholders of Biofund acquiring shares of Registrant's Common Stock as described herein are acting as a group with respect to the voting of such shares or otherwise.


Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

          EXHIBIT 3.14 - Amended Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Epigen, Inc. Filed With the Delaware Secretary on June 12, 2000.
          EXHIBIT 3.15 - Certificate of Amendment of Designation, Preferences and Rights of Series B Preferred Stock of Epigen, Inc. Filed With the Delaware Secretary on June 12, 2000.
          EXHIBIT 10.36 - Amendment No. 1 to Security and Intercreditor Agreement dated as of June 7, 2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EPIGEN, INC.

                                       By: /s/ Donald C. Fresne
                                       ---------------------------
                                       Donald C. Fresne, President
                                       and Chief Executive Officer

Date: July 7, 2000

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